Exhibit 4.1

Viseon, inc.
(formerly rsi systems, inc.)
SECURITIES PURCHASE AGREEMENT

SERIES B
CONVERTIBLE PREFERRED STOCK
AND
WARRANTS

Dated as of August ___, 2005
THE SECURITIES OFFERED FOR SALE PURSUANT TO THE TERMS OF THIS AGREEMENT AND ALL SECURITIES THAT MAY BE ACQUIRED UPON CONVERSION OF THE SERIES B CONVERTIBLE PREFERRED STOCK OR THE EXERCISE OF THE ACCOMPANYING WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS AND IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS IDENTIFIED HEREIN.

Securities Purchase Agreement
for
Series B Convertible Preferred Stock
and
Warrants
     This Securities Purchase Agreement (hereinafter the “Agreement”), dated as of the ___th day of August 2005, is entered into by and between VISEON, Inc. f/k/a RSI Systems, Inc., a corporation duly authorized and existing pursuant to the laws of the state of Nevada, with its principal offices located at 8445 Freeport Parkway, Suite 245, Irving, Texas 75063 (the “Corporation”), and the purchaser whose name and address are set forth on the signature page hereof (the “Purchaser” or the “Investor”).
     Whereas, The Company proposes to issue and sell to the Investor, subject to the terms and conditions stated herein, the number of shares of the Company’s Series B Convertible Preferred Stock and Series B Warrants set forth on the signature page hereof (collectively, the “Offered Securities”), each to be issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, and with respect to which ThinkEquity Partners LLC., (the “Placement Agent”) is acting as a placement agent.
     Now, Therefore, for and in consideration of the mutual agreements and covenants contained in this Agreement, the Company and the Purchaser agree as follows:
1.	Authorization of Sale of the Securities. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale of up to Five Hundred (500) shares of the Company’s Series B Convertible Preferred Stock (the “Convertible Preferred”) convertible into the Company’s common stock, par value $0.01 per share (the “Common Stock”), the terms and conditions of which are set forth in the Certificate of Designation of Series B Convertible Preferred Stock in the form attached hereto as Exhibit A and Five Hundred (500) Series B Warrants to purchase up to 12,500,000 shares of Common Stock (the “Warrant Shares”), with each Series B Warrant entitling the Purchaser to acquire Twenty-Five Thousand (25,000) shares of the Company’s Common Stock, at the purchase price of one dollar and fifteen cents ($1.15) per share of Common Stock, subject to adjustment, exercisable for five (5) years, subject to the terms, conditions and adjustments, as set forth therein and evidenced by a warrant certificate in the form attached hereto as Exhibit B (the “Warrants”). The Company reserves the right to increase or decrease the number of shares of Convertible Preferred and Warrants sold in this private placement prior to the Closing Date.

2.	Agreement to Sell and Purchase the Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, at the Closing (as defined in Section 3 herein below), the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the number of units set forth on the signature page of this Agreement, each unit consisting of one share of the Company’s Series B Convertible Preferred Stock and one Series B Warrant (each such unit, a “Unit”) for a purchase price Twenty-Five Thousand Dollars ($25,000.00) per Unit.

3.	Additional Purchasers. The Company proposes to enter into a substantially similar form of purchase agreement with certain other investors (the “Other Purchasers”) and expects to complete sales of the Offered Securities to them. The Purchaser and the Other Purchasers are hereinafter sometimes collectively referred to as the “Purchasers” and this Agreement and the agreements executed by the Other Purchasers are hereinafter sometimes collectively referred to as the “Agreements”.

4.	Purchase, Sale and Delivery of Offered Securities at the Closing. The completion of the purchase and sale of the Offered Securities (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 as soon as practicable and as agreed to by the parties hereto, within three business days following the execution of the Agreements, or on such later date or at such different location as the parties shall agree in writing, but not prior to the date that the conditions for Closing set forth below have been satisfied or waived by the appropriate party (the “Closing Date”).
(a)	At the Closing, the Purchaser will buy from the Company, on the terms and conditions set forth herein, and the Company will issue, sell and deliver to the Purchaser, the Offered Securities by delivering shares of the Convertible Preferred, the terms and conditions of which are set forth in the Designation of Series B Convertible Preferred Stock in the form attached hereto as Exhibit A and Series B Warrants to purchase shares of Common Stock, with each Series B Warrant entitling the Purchaser to acquire Twenty-Five Thousand (25,000) shares of the Company’s Common Stock, at the purchase price of one dollar and fifteen cents ($1.15) per share, subject to adjustment, exercisable for five (5) years, subject to the terms, conditions and adjustments, as set forth therein and evidenced by a warrant certificate in the form attached hereto as Exhibit B each Warrant registered in the name of the Purchaser, or, if so indicated on the Investor Questionnaire attached hereto as Appendix I, in such nominee name(s) as designated by the Purchaser, and bearing an appropriate legend referring to the fact that the Securities were sold in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) thereof and Rule 506 thereunder. The Purchaser and any other permitted holders (including, to the extent set forth herein, subsequent transferees) of the Offered Securities will be entitled to the benefits of a registration rights agreement of even date herewith among the Company and the Purchaser (the “Registration Rights Agreement”), pursuant to which the Company agrees to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the resale of the Common Stock which may be obtained upon the conversion or exercise of, or received as dividends on, the Offered Securities (the “Underlying Common Stock”) under the Securities Act. The Company reserves the right to increase or decrease the number of shares of Convertible Preferred and Warrants to be included in the Offered Securities.
5.	Conditions Precedent. The Company’s obligation to complete the purchase and sale of the Offered Securities and deliver such stock certificate(s) and Warrants to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of same-day funds in the full amount of the purchase price for the Securities being purchased hereunder; (b) completion of the purchases and sales under the Agreements with the Purchasers; and (c) the accuracy in all material respects of the representations and warranties made by the Purchasers (as if such representations and warranties were made on the Closing Date) and the fulfillment in all material respects of those undertakings of the Purchasers to be fulfilled prior to the Closing. The Purchaser has made payment by wire transfer of funds in accordance with instructions from the Company in the full amount of the purchase price of the Offered Securities, which Purchaser is purchasing (the “Payment”). The Purchaser’s obligation to accept delivery of such stock certificate(s) and Warrant certificate(s) and to pay for the Offered Securities evidenced thereby shall be subject to the following conditions, any one or more of which may be waived by the Purchaser: (a) each of the representations and warranties of the Company made herein shall be accurate in all material respects (except where the representations and warranties already are qualified by materiality) as of the Closing Date; (b) the delivery to the Purchaser by counsel to the Company of a legal opinion in a form reasonably satisfactory to counsel to the Placement Agent; and (c) the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to Closing. The Purchaser’s obligations hereunder are expressly not conditioned on the purchase by any or all of the Other Purchasers of the securities that they have agreed to purchase from the Company. The Purchaser hereby agrees to be bound hereby upon (i) execution and delivery to the Company, in care of the Placement Agent, of the signature page to this Agreement and (ii) if the Company so chooses to accept this Agreement from the Purchaser, written acceptance on the Closing Date by the Company and the Placement Agent of this Agreement, which shall be confirmed by faxing to the Purchaser the signature page to this Agreement that has been executed by the Company.

6.	Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Purchaser that:
(a)	As of the date of this Agreement, all reports that have been required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) have been filed under the Exchange Act and the rules and regulations of the Commission thereunder. As of the date of this Agreement, all reports which have been filed by the Company under the Securities Exchange Act, as amended (collectively, the “Exchange Act Reports”), do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Exchange Act Reports, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(b)	The Company’s audited consolidated financial statements contained in the Form 10-KSB for the year ended June 30, 2004 (the “Form 10-KSB”) and the unaudited financial statements contained in the Form 10-QSB for the quarter ended March 31, 2005 (the “Form 10-QSB”) including the notes contained therein present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations, cash flows and the changes in stockholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments; and such financial statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles. All liabilities, contingent and other, of the Company and the Subsidiaries (as defined herein), are set forth in the financial statements as of June 30, 2004 and March 31, 2005 contained in the Form 10-KSB and Form 10-QSB respectively. Since March 31, 2005, (i) the Company and the Subsidiaries have not incurred any liabilities or obligations, indirect, or contingent, or entered into any oral or written agreement or other transaction that is not in the ordinary course of business or that could reasonably be expected to result in a material reduction in the future earnings of the Company and the Subsidiaries; (ii) the Company and the Subsidiaries have not sustained any material loss or interference with their businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) other than dividends payable on the Company’s Series A Convertible Preferred Stock, the Company and the Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock and neither the Company nor any of the Subsidiaries is in default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock of the Company or of any of the Subsidiaries other than as set forth in Schedule 3(b), the sale of the Securities hereunder, shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors and repurchases of shares or options pursuant to repurchase plans already approved by the Company’s Board of Directors; (v) there has not been any indebtedness not incurred in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole; (vi) there has not been any other event that has caused a Material Adverse Effect (as defined herein) and (vii) the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock as of the date of this Agreement, is as described in Schedule 3(b) attached to this Agreement.

(c)	Virchow, Krause & Company, LLP, Certified Public Accountants, which has expressed its opinion with respect to the financial statements and the notes thereto of the Company as of June 20, 2003 and 2004 and for each of the two years in the period ended June 30, 2004 included in the Form 10-KSB, is an independent accountant as required by the Securities Act and the rules and regulations promulgated thereunder.

(d)	As of March 31, 2005, the Company had outstanding capital stock as set forth in the Form 10-QSB; the issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the Form 10-QSB and the Form 10-KSB (the “Form 10-KSB” and together with the Form 10-QSB, the “SEC Periodic Filings”). Except as set forth in Schedule 3(b) or disclosed in the SEC Periodic Filings, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company’s stock, stock bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder, set forth in the SEC Periodic Filings accurately and fairly presents all material information with respect to such plans, arrangements, options and rights. With respect to each Subsidiary, to the extent relevant under applicable law, (i) all the issued and outstanding shares of each Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any Subsidiary’s capital stock or any such options, rights, convertible securities or obligations.

(e)	The Offered Securities have been duly authorized by the Company and, when delivered and paid for pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered, will be validly issued, fully paid and non-assessable and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

(f)	The Company has been duly incorporated, is validly existing and in good standing under the laws of the State of Nevada, with power and authority (corporate and other) to own its properties and conduct its business as described in the Exchange Act Reports. The Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect (as defined herein).

(g)	Except as disclosed in the SEC Periodic Filings, the Company and the Subsidiaries have no material contracts. Any contracts described in the SEC Periodic Filings that are material to the Company and the Subsidiaries, taken as a whole, are in full force and effect on the date hereof; and neither the Company nor any of the Subsidiaries is, nor, to the Company’s knowledge, any other party, is in breach of or default under any of such contracts that would have a Material Adverse Effect.

(h)	Except as disclosed in the SEC Periodic Filings, (1) there are no legal or governmental actions, suits or proceedings pending and (2) to the Company’s knowledge, there are no inquiries, investigations, or legal or governmental actions, suits, or proceedings threatened to which the Company or any of the Subsidiaries is or may be a party or of which property owned or leased by the Company or any of the Subsidiaries is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect. No labor disturbance by the employees of the Company or any of the Subsidiaries exists or, to the Company’s knowledge, is imminent that might reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body which might reasonably be expected to have a Material Adverse Effect.

(i)	Each wholly-owned subsidiary of the Company (each, a “Subsidiary”) has been duly incorporated, is validly existing in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Exchange Act Reports; each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and is owned by the Company free from liens, encumbrances and defects. The Subsidiaries listed in Exhibit 21.1 to the Form 10-KSB constitute the only subsidiaries of the Company.

(j)	When the Offered Securities are delivered and paid for pursuant to this Agreement, the Offered Securities will be convertible into or exercisable for the Company’s Common Stock in accordance with the terms of the Offered Securities. The aggregate number of shares of Common Stock initially issuable upon conversion or exercise of, and as payment of dividends on, such Offered Securities has been duly authorized and reserved for issuance upon such conversion, exercise, or payment and, when issued upon such conversion, exercise or payment, will be validly issued, fully paid and nonassessable. The outstanding Common Stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable and conforms to the description thereof contained in the Exchange Act Reports; and neither the shareholders of the Company nor any other person or entity shall have any preemptive rights with respect to the Offered Securities or the Underlying Common Stock. Except as set forth in the Exchange Act Reports or on Schedule 3(b), there are no outstanding rights, options, warrants, right of first refusal agreements, commitments or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any securities of the Company or any of its Subsidiaries. The Offered Securities and the Underlying Common Stock, when issued, will be free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the private placement of the Offered Securities). No co-sale right, right of first refusal or other similar right exists with respect to the Offered Securities and the Underlying Common Stock or the issuance and sale thereof. Excepting certain holders of the Company’s Series A Preferred Stock and Warrants, the issuance and sale of the Offered Securities and the Underlying Common Stock will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Offered Securities or the Underlying Common Stock. The issuance and sale of the Offered Securities and Underlying Common Stock under the Agreements does not contravene the rules and regulations of any self-regulatory organization, exchange or market (an “SRO”). Except for the registration rights listed on Schedule 2, no holder of any of the securities of the Company has any rights (“demand,” “piggyback” or otherwise) to have such securities registered by reason of the intention to file, filing or effectiveness of a registration statement.

(k)	Except for the Engagement Letter Agreement between the Company and the Placement Agent dated June 24, 2005 (the “Placement Agency Agreement”), there are no contracts, agreements or understandings between the Company and any person in connection with the sale of the Offered Securities that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or other like payment.

(l)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body, any SRO, or any court is required for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement in connection with the issuance and sale of the Offered Securities and the Underlying Common Stock by the Company except for post-Closing compliance with Blue Sky laws of the jurisdictions, if any, where any Purchaser may reside and the order of the Commission declaring the Registration Statement (as defined in the Registration Rights Agreement) effective.

(m)	The Company has full legal right, corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the Offered Securities and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Offered Securities by the Company and the consummation of the transactions contemplated herein and therein will not violate any provision of the certificate of incorporation or bylaws of the Company or any of the Subsidiaries and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any of the Subsidiaries pursuant to the terms or provisions of, and will not (i) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (A) any agreement, lease, franchise, license, permit or other instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected and in each case which would have a Material Adverse Effect, or (B) to the Company’s knowledge, any statute or any judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of the Subsidiaries or any of their respective properties where such conflict, breach, violation or default is likely to result in a Material Adverse Effect. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement, the Registration Rights Agreement or the Offered Securities or the consummation of the transactions contemplated hereby or thereby, except for compliance with the blue sky laws and federal securities laws applicable to the offering of the Offered Securities. Upon the execution and delivery of this Agreement, the Registration Rights Agreement and the Offered Securities, and assuming the valid execution and delivery thereof together with the Payment by the Purchaser, each of this Agreement, the Registration Rights Agreement and the Offered Securities will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in Section 8(b) hereof may be limited by federal or state securities laws or the public policy underlying such laws.

(n)	The Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets reflected as owned by them in the Current Exchange Act Reports (as defined herein), in each case free from liens and encumbrances other than as set forth in the Company’s Form 10-KSB for the twelve month period ending June 30, 2004 or in the Company’s Form 10-QSB for the three month period ending March 31, 2005 filed with Commission (the “Current Exchange Act Reports”). All real properties and all other properties and assets owned by the Company and the Subsidiaries, that are material to the business of any of them or that have a value of $25,000 or more, are free of any defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them. The Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions (i) that would materially interfere with the use made or to be made thereof by them or (ii) are not materially significant in relation to its business taken as a whole. The Company and the Subsidiaries own or lease all such properties as are necessary to their respective operations as now conducted.

(o)	Neither the Company nor any of the Subsidiaries has been advised, nor has reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business, including, without limitation, all applicable local, state and federal environmental laws and regulations, except where failure to be so in compliance would not have a would have a material adverse effect on the business, assets, operations, financial condition results of operations or prospects of the Company (a “Material Adverse Effect”). Each of the Company and the Subsidiaries has all franchises, licenses, certificates and other authorizations from such federal, state, local or other foreign or domestic government or governmental agency, department or body that are currently required for the operation of the business of the Company and the Subsidiaries as currently conducted, except where the failure to posses currently such franchises, licenses, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. The Company and the Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such permit that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

(p)	The Company and the Subsidiaries have, own, possess or can acquire adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of, or conflict with the intellectual property rights owned by others with respect to such intellectual property rights.

(q)	There are no pending actions, suits or proceedings against or affecting the Company or any Subsidiary or any of their respective properties or officers or directors, in their capacity as such, that, if determined adversely to the Company, would have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement the Registration Rights Agreement or the Offered Securities or which are otherwise material in the context of the sale of the Offered Securities; and to the best of the Company’s knowledge and belief, no such actions, suits or proceedings are threatened.

(r)	Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and neither the Company nor any of the Subsidiaries has knowledge of a tax deficiency that has been or might be asserted or threatened against it that might reasonably be expected to have a Material Adverse Effect.

(s)	On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Offered Securities to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been complied with.

(t)	The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder, that are currently in effect and is actively taking steps to ensure that it will be in compliance with other applicable provisions of such Act not currently in effect at all times after the effectiveness of such provisions except where such noncompliance would not have or reasonably be expected to result in a Material Adverse Effect or which would be reasonably likely to have a material adverse effect on the transactions contemplated hereby or by the Registration Rights Agreement. The Company and each Subsidiary maintains a system of internal accounting controls sufficient to provide the Company’s management with timely and accurate information as to its financial position.

(u)	The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date required by the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (such date, the “Evaluation Date”). The Company has presented in the applicable Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Regulation S-B) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls. The Company meets the requirements for the use of Form SB-2 for the registration of the resale of the Offered Securities and the Underlying Common Stock by the Purchaser.

(v)	The Company is not and is not required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”) and at all times maintains satisfactory controls and procedures to provide accurate data upon which to base such statement; the Company’s intended use of the proceeds from the sale of the Offered Securities are to retire long and short term indebtedness, and for general working capital for the continued operation of its business and the Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in this Agreement, will not be an “investment company” or an “affiliated person” of, or “promoter” or “ principal underwriter” for an investment company as such term is defined in the Investment Company Act.

(w)	All offers and sales of securities by the Company have been made by the Company in compliance with the Securities Act and the rules and regulations of the Commission thereunder.

(x)	Assuming the accuracy of the representations of the Purchaser in the Investor Questionnaires and herein, the offer and sale of the Offered Securities by the

Company to the Purchaser, and the issuance of the Underlying Common Stock, in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation D thereunder and will be exempt from the registration and qualification requirements of the laws of any applicable state or United States jurisdiction.

(y)	The Company has not distributed or made available and will not distribute or make available prior to the Closing Date any offering material in connection with the offering and sale of the Offered Securities other than the SEC Periodic Filings. Neither the Company nor any person acting on its behalf has in the past or will hereafter take any action independent of the Placement Agent to sell, offer for sale or solicit offers to buy any securities of the Company that would subject the offer, issuance or sale of the Offered Securities, as contemplated by this Agreement, to the registration requirements of Section 5 of the Securities Act. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Offered Securities to Purchaser. The issuance of the Offered Securities to the Purchaser will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of the Securities Act or any applicable rules of the Nasdaq Stock Market. The Company will not make any offers or sales of any security that would cause the offering of the Offered Securities to be integrated with any other offering of securities by the Company for purposes of any registration requirement under the Securities Act or any applicable rules of the Nasdaq Stock Market.

(z)	The Company is in material compliance with all applicable securities (or “Blue Sky”) laws of the states of the United States, which including, without limitation, the state in which the Purchaser resides and of each other state in which the Offering has been made to the Purchaser, as identified in writing by the Placement Agent to the Company

(aa)	The Company and the Subsidiaries maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for their businesses, including, but not limited to, insurance covering all real and personal property leased by the Company and the Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(bb)	The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities or the Underlying Common Stock except for this Agreement, the Registration Rights Agreement and the Placement Agency Agreement.

(cc)	The Company is subject to the reporting requirements of the Exchange Act and has filed all reports required thereby. There exist no facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit or delay the preparation and filing of the Registration Statement on Form SB-2 that will be available for the resale of the shares of Common Stock and the shares of Underlying Common Stock (including, without limitation, the Warrant Shares) by the Purchaser.

(dd)	The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Offered Securities.

(ee)	The Company has made available all material public information, as well as the Howison and Arnott Opinion (as defined herein), in connection with the business of the Company and the transactions contemplated by this Agreement, and no representation or warranty made, nor any document, statement, or financial statement prepared or furnished by the Company in connection herewith contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company confirms that neither it nor any person acting on its behalf has provided the Purchaser or any of its agents or counsel with any information, (including, without limitation, the disclosure and statements included in the Howison and Arnott Opinion) that the Company believes constitutes material, non-public information. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company.

(ff)	The Company shall not use the Purchaser’s name or the name of any of its affiliates in any advertisement, announcement, press release or other similar public communication unless it has received the prior written consent of the Purchaser for the specific use contemplated or as otherwise required by applicable law or regulation.

(gg)	No transaction has occurred between or among the Company, any of the Subsidiaries and their affiliates, officers or directors or any affiliate or affiliates of any such officer or director that is required to have been described under applicable securities laws in its Exchange Act filings and is not so described in such filings.

(hh)	There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

(ii)	For the purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights of the Company and its Subsidiaries, including (a) all inventions, including discoveries related thereto, conceived of and reduced to practice as of the date hereof, whether patentable or not in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification of or renewal of any such registration or application; (c) computer software (including software, data, and related documentation); (d) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person or entity; (e) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (f) any similar intellectual property rights, and (g) any claims or causes of action arising our of or related to any infringement or misappropriation of any of the foregoing.
(i)	The Company and its Subsidiaries own all right, title and interest in and to all of the Intellectual Property owned by them, free and clear of any and all liens, encumbrances or other adverse claims or interests of any kind or nature, except as previously disclosed in any Current Exchange Act Report.

(ii)	All of the Intellectual Property necessary to the operation of the business of the Company and its Subsidiaries is, to the knowledge of the Company, valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof and the Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Intellectual Property or indicating an intention on the part of any third party to bring a claim that any of the Intellectual Property is invalid or unenforceable or has been misused which has not been previously disclosed in any Current Exchange Act Report or as discussed in the attached due diligence opinion of Howison and Arnott (the “Howison and Arnott Opinion”), nor is there a reasonable basis for a claim that any of the Intellectual Property is invalid or unenforceable or has been misused, and, with respect to all patents included in the Intellectual Property, to the knowledge of the Company, there is no relevant prior art pertaining to any issued patents thereof that was not disclosed during the prosecution of the patent application(s) therefor and which if such prior art had been disclosed may have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof.

(iii)	The Company and its Subsidiaries have not taken any action or failed to take any action (including the manner in which they have conducted its business, or used or enforced, or failed to use or enforce, any of the Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property (including, with respect to the patents included in the Intellectual Property, failing to disclose any known material prior art in connection with the prosecution of patent applications, and with respect to the copyrights included in the Intellectual Property, failing to disclose required information to the United States Copyright Office or any other copyright registry). The Company and each Subsidiary has taken reasonable steps to protect and maintain its rights in and to the Intellectual Property. All registered trademarks, service marks, and copyrights included in the Intellectual Property have been registered or filed, and all patents included in the Intellectual Property have been filed and obtained, in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered trademarks or service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and without limiting the generality of any of the foregoing, the Company and its Subsidiaries have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Intellectual Property.

(iv)	No patent, trademark or service mark included in the Intellectual Property has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding, that is material to the ownership, existence or validity of such Intellectual Property, which has not been previously disclosed in any Current Exchange Act Report or as discussed in the attached due diligence opinion of Howison and Arnott and, to the Company’s knowledge and belief, (A) no such action is or has been threatened with respect to any such patent, trademark or service mark, and (B) there is no patent or patent application of any third party potentially interfering with any such patent.

(v)	To the knowledge of the Company, there has been no prior use of any of the trademarks and service marks included in the Intellectual Property by any third party, which would confer upon such party superior rights in such marks. All registered trademarks or service marks included in the Intellectual Property are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively.

(vi)	The Company and the Subsidiaries have not disclosed, nor are they under any contractual or other obligation to disclose, to another third party any trade secrets included in the Intellectual Property, except pursuant to a confidentiality and non-disclosure agreement, and, to the Company’s knowledge, no third party has materially breached any such agreement.

(vii)	The Company has the right to practice all inventions disclosed in the patents included in the Intellectual Property.

(viii)	The Intellectual Property constitutes all of the intellectual property rights necessary for the conduct of the current business activities of the Company and its Subsidiaries.
(jj)	The Company and its Subsidiaries are not a party to any action or proceeding that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either (i) by the Company or any Subsidiary against any third party or (ii) by any third party against the Company or any Subsidiary, pertaining to the Company’s use of any of the Intellectual Property, nor has any such claim been made (whether written oral or otherwise) or threatened or is there any reasonable basis therefor, which has not been previously disclosed in any Current Exchange Act Report. None of the Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, exercise, practice or other exploitation thereof by the Company or any Subsidiary, with the exception of certain Intellectual Property licensed to third parties. To the knowledge of the Company, neither the Intellectual Property nor the products sold by the Company or any Subsidiary enveloped, practiced, copied, modified (including the creation of derivatives), displayed, made, sold, offered for sale, marketed, used, leased, licensed or sublicensed, imported, exported or otherwise distributed, disposed of, otherwise exercised or exploited by or for the Company, nor the activities or operations of Company or any Subsidiary infringe, misappropriate or otherwise inappropriately conflict with or violate, or has any of them infringed, misappropriated, or otherwise inappropriately conflicted with or violated, any intellectual property right or other right of any third party.

(kk)	Each current employee, independent contractor and consultant to the Company or any of the Subsidiaries who has participated in the development of any of the Intellectual Property has (a) executed an agreement requiring each of them to maintain in strict confidence the trade secrets and information of the Company and the Subsidiaries related to the Intellectual Property and (b) properly assigned such individual’s rights in such Intellectual Property to the Company or such Subsidiary, as applicable, or such work product otherwise constitutes the property of the Company or such Subsidiary, as applicable, as a work made for hire. The Company and its Subsidiaries are not utilizing (A) any inventions of any independent contractors or consultants, or confidential information (including trade secrets) of any third party to which any independent contractors or consultants have been exposed, and (B) any inventions of any employees of the Company or any of the Subsidiaries made, or any confidential information (including trade secrets) of another person to which any employees were exposed, prior to their employment by the Company or any Subsidiary, as applicable, in each case excluding any inventions or confidential information that have been duly assigned in writing to the Company or Subsidiary, as applicable. To the Company’s knowledge and belief, at no time during the conception of or reduction to practice of any of the Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or private source, or performing research sponsored by any governmental entity or private source.

(ll)	Except as set forth in the Company’s Exchange Act Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(mm)	Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash of the Company, together with the proceeds that the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(nn)	No other purchaser of Series B Preferred Stock and Series B Warrants has received, or will receive, more favorable terms, conditions or covenants than those contained herein and no consideration shall be offered or paid for the amendment, consent to a waiver or modification of any provision of this Agreement, the Warrant or the Registration Rights Agreements unless the same consideration is also offered to all parties to such agreements. Notwithstanding the forgoing or any other provision hereof, each Purchaser acknowledges and agrees that the percentages set forth in Paragraph 19 of any Series B Warrant and the application thereof with respect to a holder may be different as to any other holder and that any deviation as such shall not constitute a breach of this Agreement or any other agreement related to or in furtherance of the transaction contemplated hereby.

(oo)	The Company acknowledges that the issuance of the Offered Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under this Agreement, the Convertible Preferred and the Warrant, including without limitation its obligation to issue the Underlying Common Stock, (including, without limitation, the Warrant Shares), are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

(pp)	The Company acknowledges and agrees that, except for the information provided in Part III, Section 2 of the Investor Questionnaire, (i) to the knowledge of the Company, none of the Investors have been asked to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Offered Securities for any specified term; (ii) that past or future open market or other transactions by any Investor, including short sales, and specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Investor, and counter parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Common Stock; and (iv) that, to the knowledge of the Company, each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Investors may engage in hedging activities at various times during the period that the Convertible Preferred, Warrants and/or Warrant Shares are outstanding and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement, the Convertible Preferred, the Warrants or any of the documents executed in connection with the transaction contemplated by this Agreement.

7.	Representations by the Purchaser: Resale by the Purchaser. The Purchaser represents, warrants and acknowledges and agrees with the Company and Placement Agent as follows:
(a)	The Purchaser is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act). By reason of his business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Offered Securities and the Underlying Common Stock, has the capacity to protect the Purchaser’s own interests and is able to bear the economic risk of such investment. The Purchaser has had an opportunity to review all publicly disclosed financial information, publicly available information from the Company’s books and records and all regulatory filings of the Company and to ask questions of representatives of the Company concerning the terms and conditions of the transactions contemplated by this Agreement.

(b)	The Purchaser is acquiring the Offered Securities for the Purchaser’s own account, for investment purposes only, and not with a view to the public sale or distribution thereof in violation of the Securities Act. The Purchaser understands that the Offered Securities and the Underlying Common Stock have not been registered under the Securities Act or registered or qualified under any state securities law in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. Without limiting the foregoing, the Purchaser makes no representations or warranties regarding the period of time that the Purchaser will remain a holder of the Offered Securities.

(c)	The Purchaser is not purchasing the Offered Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper magazine or similar media or broadcast over television or radio or presented at any seminar.

(d)	The Purchaser is, and on the Closing Date will be, able to bear the economic risk of an investment in the Offered Securities and is able to afford a complete loss of such investment. The Purchaser has adequate means of providing for the Purchaser’s current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Offered Securities for an indefinite period of time, and has no need for liquidity in such investment.

(e)	The Purchaser acknowledges that the Purchaser has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Offered Securities, and the merits and risks of investing in the Offered Securities; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable the Purchaser to evaluate the

Purchaser’s investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to his investment.

(f)	The Purchaser understands and acknowledges that (i) the Offered Securities and, upon conversion or exercise, the Underlying Common Stock are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and Regulation D promulgated thereunder; (ii) neither the Offered Securities nor the Underlying Common Stock have been registered under any Blue Sky law of any state and (iii) the availability of such exemptions depends in part on, and the Company is relying on the accuracy, completeness and truthfulness of, the representations made by Purchaser herein and the statements made by the Purchaser in the Investor Questionnaire. Purchaser hereby acknowledges and consents to such reliance by the Company. The Purchaser understands further that in absence of an effective Registration Statement, the Offered Securities can only be sold pursuant to some exemption from registration, such as Rule 144 of the Act, which requires, among other conditions, that the Offered Securities must be held for a minimum of one (1) year.

(g)	The Purchaser understands and recognizes that investment in the Offered Securities involves substantial risks. The Purchaser has, by reason of the Purchaser’s business or financial experience either alone or together with the Purchaser’s representatives and professional advisers (who are unaffiliated with and who are not compensated, directly or indirectly, by the Company or the Placement Agent or any affiliate of either of them), such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Offered Securities and the Underlying Common Stock, has so evaluated the merits and risks of the prospective investment in the Offered Securities and the Underlying Common Stock. The Purchaser has evaluated the merits and risks of such investment to such Purchaser’s satisfaction, and has the capacity to protect Purchaser’s own interests in connection with the offering of the Offered Securities to the Purchaser. The Purchaser further acknowledges that he has read the Exchange Act Reports of the Company, including the risk factors identified therein. The Purchaser further recognizes that no Federal or state agencies have passed upon the offering of the Offered Securities or made any finding or determination as to the fairness of this investment.

(h)	The Purchaser has made a decision to purchase the Offered Securities based solely upon the representations and warranties made by the Company in this Agreement, the Purchaser’s review of the Exchange Act Reports and such other information made available to the Purchaser by the Company in writing and is not relying on any investigation or statements made by the Placement Agent. The Purchaser acknowledges that the Placement Agent cannot make any assurances that the Exchange Act Reports or other information supplied by the Company are accurate or complete.

(i)	The Company confirms that this Section (6)(i) supersedes any legend requirements of Section 7.03(d) of the Company’s By-Laws, which would otherwise be applicable to the Offered Securities and the Underlying Common Stock. (i) The Purchaser acknowledges that each certificate representing the Offered Securities and the Underlying Common Stock shall contain a legend substantially in the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
Certificates evidencing the Offered Securities and Underlying Common Stock shall not contain any legend (including the legend set forth above), (A) while a registration statement covering the resale of such security is effective under the Securities Act (provided, however, that the Purchaser’s prospectus delivery requirements under the Securities Act will remain applicable), or (B) following any sale of any of the Offered Securities and/or Underlying Common Stock pursuant to Rule 144, or (C) if the Offered Securities and/or Underlying Common Stock are eligible for sale under Rule 144(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall use its best efforts to cause its counsel to issue a legal opinion (at the Company’s expense) to the Company’s transfer agent promptly after the effective date of any registration statement (the “Effective Date”) if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this clause (ii), it will, no later than three trading days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a certificate representing the Offered Securities and/or

Underlying Common Stock issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Offered Securities and/or Underlying Common Stock that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge(s) the restrictions on transfer set forth herein. All costs and expenses related to the removal of the legends and the reissuance of any of the Offered Securities or any of the Underlying Common Stock shall be borne by the Company.
(j)	The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Offered Securities and/or Underlying Common Stock to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Offered Securities and/or Underlying Common Stock to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Company’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Offered Securities and/or Underlying Common Stock may reasonably request in connection with a pledge or transfer of the Offered Securities and/or Underlying Common Stock, including, subject to the provisions of Section 2 (g) of the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(k)	The Purchaser has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser. This Agreement and the Registration Rights Agreement are legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

(l)	If Purchaser is a partnership, corporation, trust or estate: (i) such partnership, corporation, trust or estate has the full legal right and power and all authority and approval required (a) to execute and deliver, or authorize execution and delivery of, this Agreement and all other instruments executed and delivered by or on behalf of such partnership, corporation, trust or estate in connection with the purchase of the Offered Securities, (b) to delegate authority pursuant to a power of attorney and (c) to purchase and hold such Offered Securities; (ii) the signature of the party signing on behalf of such partnership, corporation, trust or estate is binding upon such partnership, corporation, trust or estate; and (iii) such partnership, corporation or trust has not been formed for the specific purpose of acquiring the Offered Securities, unless each beneficial owner of such entity is qualified as an “accredited investor” within the meaning of Regulation D and has submitted information substantiating such individual qualification.

(m)	If the Purchaser is a retirement plan or is investing on behalf of a retirement plan, the Purchaser acknowledges that investment in the Offered Securities poses risks in addition to those associated with other investments, including the inability to use losses generated by an investment in the Offered Securities to offset taxable income.

(n)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement by the Purchaser, except for such as have been obtained prior to the date hereof.

(o)	The information furnished by the Purchaser herein and in the Investor Questionnaire signed by Purchaser is true and accurate as of the date hereof and will be true and accurate on the Closing Date, absent notification by the Purchaser to the Company of any material change in the information contained therein prior to the Closing Date.

(p)	The execution, delivery and performance this Agreement and the Registration Rights Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Purchaser or any of the Purchaser’s properties, or any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the properties of the Purchaser is subject, or any charter or by-laws of the Purchaser.

(q)	The Purchaser acknowledges that the Placement Agent will receive compensation from the Company in connection with the offering of the Offered Securities, but is not guaranteeing or assuming responsibility for the operation or possible liability of the Company, including, without limitation, compliance by the Company with the agreements entered into in connection with the offering of the Offered Securities, and the Placement Agent will not supervise or participate in the operation or management of the Company.

(r)	No person or entity acting on behalf, or under the authority, of the Purchaser is or will be entitled to any broker’s finder’s or similar fee or commission in connection with this Agreement or the purchase by the Purchaser of the Offered Securities.

(s)	PURCHASER HEREBY ACKNOWLEDGES THAT THE COMPANY HAS DELIVERED TO THE PURCHASER ALL INFORMATION AND DOCUMENTS THAT PURCHASER HAS REQUESTED OF THE COMPANY. IN MAKING AN INVESTMENT DECISION, THE PURCHASER HAS RELIED UPON THE PURCHASER’S OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

(t)	The Purchaser acknowledges that the Placement Agent has been retained by the Company to act as the Company’s placement agent in the offering of the Offered Securities and that, for its services, the Placement Agent will be compensated by the Company as follows: (i) a fee equal to (a) seven percent (7%) of the gross proceeds from the sale of the Offered Securities, (ii) warrants to purchase three percent (3%) of the number of shares of the Company’s Common Stock receivable upon conversion of the Series B Convertible Preferred Stock sold in the Offering, exercisable for a five (5) year period for one dollar and fifteen cents ($1.15) per share, subject to adjustment (the “Series B Agent Warrants”), and (iii) the reimbursement of certain expenses.

(u)	The Purchaser acknowledges that upon execution and delivery of this Agreement by the Company and the Purchaser, except as required by law or as may otherwise be contemplated by this Agreement, the Purchaser is not entitled to cancel, terminate or revoke this Agreement or any agreements of Purchaser hereunder and that this Agreement and such other agreements shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his or her heirs, executors, administrators, successors, legal representatives and permitted assigns.
8.	Certain Agreements of the Company. The Company agrees with the Purchaser that:
(a)	In addition to any and all other public statements or disclosures made by the Company in its sole discretion (subject to the last sentence of this Section 8(a)), the Company will issue a press release and file a Current Report on Form 8-K with the Commission (i) disclosing the material terms of the transaction contemplated by this Agreement by the day following the execution and delivery of the last of the Agreements to be so executed and delivered by a Purchaser and (ii) regarding the Closing of the purchase and sale of the Offered Securities, if practicable, on the date of the Closing or the following morning. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any SRO, without the prior written consent of the Purchaser, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under sub clause (i) or (ii). Furthermore, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(b)	The Company shall indemnify and hold the Purchaser harmless from and against all fees, commissions or other payments owing by the Company to the Placement Agent or any other person or from acting on behalf of the Company with respect to the offering of the Offered Securities to the Purchaser.

(c)	The Company will pay all expenses incidental to the performance of its obligations under this Agreement and the Registration Rights Agreement including all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Underlying Common Stock, the preparation of this Agreement, the Registration Rights Agreement, and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable the Underlying Common Stock.

(d)	For the period commencing on the date hereof and ending on the 90th day after the Effective Date of the Registration Statement, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any Common Stock or any securities which are convertible into, or exercisable for, Common Stock, except for (i) shares of Common Stock issued or issuable pursuant to the Offered Securities, specifically including all shares issuable upon conversion or exchange of, or as dividends on, the Offered Securities, (ii) shares of Common Stock issued or issuable pursuant to the Company’s Series A Convertible Preferred Stock, specifically including all conversion shares and all shares that may be issued as dividends thereon, (iii) shares of Common Stock issued or issuable pursuant to the Company’s Series A-1 Warrants, Series A-2 Warrants and Series A-Agent Warrants, (iv) shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date of this Agreement, (v) shares of Common Stock issuable pursuant to or upon the conversion of any note, debenture, debt instrument and any other written agreement to which the Company is a party on the date of this Agreement (vi) shares of Common Stock (including grants, options and warrants) issuable pursuant to or in accordance with any plan for which the Company has filed a registration statement that has been declared effective including, without limitation, the 1994 Stock Plan, the 2005 Stock Plan and the Consultant Compensation Plan, or any other stock plan, option plan or written agreements to which the Company is a party on the date of this Agreement including all modifications and replacements thereof, (vii) shares of Common Stock issuable pursuant to or in accordance with any grants, options, warrants, conversions or otherwise for which the Company has filed a registration statement that has been declared effective and (viii) shares of Common Stock issued or issuable pursuant to the Company’s Series-B-Agent Warrants. (the securities described in sections (i) through (viii) inclusive may sometimes be referred to herein as the “Excluded Securities”). The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities and the Underlying Common Stock to the Purchaser hereunder.

(e)	The Company shall use the net proceeds received from the sale of the Offered Securities solely for working capital, including the development of technology.
9.	Conditions of the Obligations of the Purchaser. In addition to the conditions precedent set forth in Section 4 of this Agreement, the obligations of the Purchaser to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
(a)	The Company shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Placement Agent.

(b)	The Purchaser shall have received copies of all documents and information, which it may have reasonably requested in connection with the offering and sale of the Offered Securities.

(c)	The Company shall have caused its corporate and securities legal counsel, respectively, to deliver to the Purchaser the legal opinions in substantially the forms together attached hereto as Exhibit C.

(d)	The Company shall have caused its intellectual property counsel to deliver to the Purchaser the Howison and Arnott Opinion relating to the Intellectual Property, which is substantially in the form attached hereto as Exhibit B.

(e)	No stop order or suspension of trading shall have been imposed by Nasdaq, the Commission, any SRO or any other governmental regulatory body with respect to public trading in Common Stock of the Company.

(f)	Subsequent to the execution and delivery of this Agreement, but prior to the Closing Date there shall not have occurred (i) a change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Placement Agent, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, or (ii) (A) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries taken as one enterprise which, in the judgment of the Purchaser is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (B) any material suspension or material limitation of trading in securities generally on NASDAQ or any setting of minimum prices for trading on NASDAQ, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (C) any banking moratorium declared by United States Federal or New York authorities; or (D) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Purchaser, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(g)	The Purchaser shall have received a certificate, dated as of the Closing Date, of the Chief Executive Officer, President or the principal financial or accounting officer of the Company in form a substance reasonably satisfactory to the Placement Agent and its counsel, in which such officers, to the effect that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, and that there has been no development or event that would constitute a Material Adverse Effect, nor any development or event known to the Company that prospectively involves a Material Adverse Effect.

(h)	The Offering shall have resulted in gross proceeds of $8,000,000 or more being made available to the Company, provided that, the Company and the Placement Agent may agree, without notice to any Purchaser, to reduce the required amount of minimum gross proceeds being made available to the Company as a result of the Offering to any amount not less than $5,000,000 at any time following the execution hereof, in their sole and absolute discretion.

(i)	The Company and the Company’s transfer agent shall have executed irrevocable instructions in the form attached hereto as Exhibit C (the “Irrevocable Transfer Agent Instructions”), instructing such transfer agent, and any subsequent transfer agent, to promptly issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Underlying Common Stock in such amounts as specified from time to time by the Purchaser to the Company upon conversion of the Series B Convertible Preferred Stock and/or upon exercise of the Series B Warrants.

(j)	The Purchaser shall have received a certificate evidencing the incorporation and good standing of the Company in Nevada issued by the Secretary of State of the State of Nevada as of a date within ten (10) days of the Closing Date, together with a certificate evidencing the good standing of the Company as a foreign corporation in the State of Texas issued by the Secretary of State of the State of Texas.

(k)	The Purchaser shall have received a certified copy of the Certificate of Incorporation and the Certificate of Designation, as certified by the Secretary of State of the State of Nevada as of a date within ten (10) days of the Closing Date.

(l)	The Purchaser shall have received from the Company a secretary’s certificate, dated as of the Closing Date, certifying as to (A) resolutions, (B) the Articles of Incorporation and (C) the Bylaws, each as in effect at the date hereof.

(m)	The Company will furnish the Purchaser such number of conformed copies of such opinions, certificates, letters and documents as the Purchaser may reasonably request in writing. Any Purchaser may in its sole discretion waive compliance with any conditions to the obligations of the Purchaser hereunder.
10.	Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities.

11.	Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, and (i) if sent to the Purchaser or the Placement Agent shall be delivered either in person, by telegraphic, facsimile, or other electronic means, by overnight air courier or by as certified or registered mail, return receipt requested or (ii) if sent to the Company, shall be delivered either in person, by telegraphic, facsimile, or other electronic means, by overnight air courier, and shall be deemed to have been duly given and to have become effective: (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any Business Day prior to 5:00 p.m., local time, or on the next succeeding Business Day if delivered on a non-business day or after 5:00 p.m., local time; (b) one Business Day after having been delivered to an air courier for overnight delivery or (c) three Business Days after having been deposited in the United States mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties at the following addresses (or at such other address as shall have been previously given in writing in accordance with the terms hereof by any party hereto):
If to Purchaser,
to the address set forth on
the signature page hereof.
If to Viseon, Inc.:

Viseon, Inc.
Attn: President
8445 Freeport Parkway Suite 245
Dallas, TX 75063

With a copy to:

Albert B. Greco, Jr.
Law Offices of Albert B. Greco, Jr.
16901 N. Dallas Parkway, Suite 230
Addison, Texas 75001
Facsimile: 972-818-7343
12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission or y an e-mail which contains an electronic file of an executed signature page, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

13.	Applicable Law: Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. The Purchaser hereby submits to the exclusive jurisdiction of the Federal and State courts situated in New York County, New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

14.	Changes. This Agreement may not be modified, amended or waived except pursuant to an instrument in writing signed by the Company and the Purchaser.

15.	Entire Agreement. This Agreement and the other agreements and instruments executed and delivered by the parties hereto in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to such subject matter are expressly cancelled.

16.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Purchaser, including without limitation and without the need for an express assignment, affiliates of the Purchaser. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. Upon any transfer, the Company shall be obligated to such transferee to perform all of its covenants under this Agreement as if such transferee were an Purchaser.

17.	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

18.	Independent Nature of Purchaser’s Obligations and Rights. The obligations of the Purchaser under this Agreement are several and not joint with the obligations of any other purchaser under any other agreement, and the Purchaser shall not be responsible in any way for the performance of the obligations of any other purchaser under any other agreements. The decision of the Purchaser to purchase Offered Securities pursuant to this Agreement has been made by such Purchaser independently of any other purchaser. Nothing contained herein or in any of the other agreement, and no action taken by Purchaser pursuant thereto, shall be deemed to constitute the Purchaser and any other purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchaser is in any way acting in concert or as a group with others with respect to any matters. The Purchaser acknowledges that no other purchaser has acted as agent for Purchaser in connection with making its investment hereunder and that no other purchaser will be acting as agent of the Purchaser in connection with monitoring its investment in the Offered Securities and Underlying Common Stock or enforcing its rights under this Agreement. The Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other purchaser to be joined as an additional party in any proceeding for such purpose.

19.	Replacement of Offered Securities and/or Underlying Common Stock. If any certificate or instrument evidencing any of the Offered Securities and/or Underlying Common Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Offered Securities and/or Underlying Common Stock.

20.	Stock Splits, Etc. The provisions of this Agreement shall be appropriately adjusted to reflect any stock split, stock divided, reverse stock split, reorganization or other similar event effected after the date hereof.

IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
[Signature page follows]

ACCEPTED AND AGREED:
Number of Offered Securities Being Purchased:
Series B Convertible Preferred Stock: _____________
Series B Warrants: _______________

The Offered Securities

Are to be issued in (check one box):	Print Name of Purchaser

___individual name	Print Name of Joint Purchaser
(if applicable)

___joint tenants	Signature of Purchaser
with rights of Survivorship

___tenants in the Entirety	Signature of Joint Purchaser

___corporation (an officer must sign)	Address of Purchaser

___partnership (all general Partners must sign).

___limited liability company
Accepted as of August ___, 2005

Viseon, inc.

By: John Harris, President

SUMMARY INSTRUCTION SHEET FOR PURCHASER
(to be read in conjunction with the entire
Purchase Agreement which this follows)
A. Complete the following items on BOTH Purchase Agreements (Please sign two originals):
1.	Page 29 — Signature:
(i)	Name of Purchaser (Individual or Institution)

(ii)	Name of Individual representing Purchaser (if an Institution)

(iii)	Title of Individual representing Purchaser (if an Institution)

(iv)	Signature of Individual Purchaser or Individual representing Purchaser
2.	Appendix I — Investor Questionnaire:

Provide the information requested by the Investor Questionnaire.

3.	Return BOTH properly completed and signed Purchase Agreements including the properly completed Appendix I to (initially by facsimile with hard copy by overnight delivery):
ThinkEquity Partners LLC
31 West 52nd Street, 17th Floor
New York, New York 10019
Attention: Nicholas Oust
Facsimile: (212) 468-7044
B. Instructions regarding the transfer of funds for the purchase of the Offered Securities will be sent by facsimile to the Purchaser by the Placement Agent at a later date.
C. Upon the resale of the Underlying Common Stock or the Warrant Shares by the Purchasers after the Registration Statement covering the Underlying Common Stock and the Warrant Shares is effective, as described in the Purchase Agreement, the Purchaser:
(i)	must deliver a current prospectus of the Company to the buyer (prospectuses must be obtained from the Company at the Purchaser’s request); and

(ii)	must send a notice of sale in the form of Appendix II to the Company so that the Underlying Common Stock or Warrant Shares may be properly transferred.

APPENDIX I
INVESTOR QUESTIONNAIRE
     This questionnaire is being delivered to you by Viseon, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form SB-2, (the “Registration Statement”) pursuant to the Securities Act of 1933. The purpose of this questionnaire is to develop and verify information used in preparation of the Registration Statement.
     If documents filed with the SEC contain any untrue statements or omit to state any material fact, you, the Company and its respective officers, directors and controlling persons may be subject to civil or criminal liabilities under the Securities Act of 1933. It is important, therefore, that the information you supply be complete and accurate.
     Since the definitions of certain terms used in the questionnaire may be unfamiliar to you, you may find it helpful to read the entire questionnaire and the definitions found throughout before answering any of the questions. Particularly, the concepts of “voting power” and “investment power” are important. “Voting power” means the power to vote, or to direct the voting of, the shares, while “investment power” includes the power to dispose, or to direct the disposition, of the shares. Other important concepts relating to “voting power” and “investment power” deal with whether or not one or both of such powers are “sole” or “shared.” You have sole “voting power” or sole “investment power” if you do not share these powers with any other person. You have shared “voting power” or shared “investment power” if you share these powers with any other person.
     A response should be made to each item in the questionnaire. Indicate a negative response or “not applicable” where appropriate. If inadequate space is provided for your answer, write on the back of the page or attach a rider.
     AN INCORRECT OR INCOMPLETE ANSWER TO ANY OF THE QUESTIONS COULD SUBJECT THE COMPANY AND YOU PERSONALLY TO LIABILITY UNDER THE SECURITIES LAWS. ACCORDINGLY, PLEASE GIVE THE QUESTIONNAIRE YOUR CAREFUL ATTENTION.

APPENDIX I
Part I. Identification of Holder

The exact name that your Securities are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

The relationship between the Purchaser of the Securities and the Registered Holder listed in response to item 1 above:

The mailing address of the Registered Holder listed in response to item 1 above:

The Social Security Number or Tax Identification Number of the Registered Holder listed in response to item 1 above:

APPENDIX I
Part II. Holding of Securities
1 Securities Owned Outright by You. State below the number of shares of Common Stock that you owned outright as of the date hereof. Include shares registered in your name individually and shares held in the name of a bank, broker, nominee, depository or in “Street Name” for your account. If the answer is none, please so state. You are presumed to have sole “voting power” and sole “investment power” of all shares you own outright. If for any reason you do not have sole “voting power” or sole “investment power” of all shares you own outright, please describe the reasons for your lack of sole powers.
Common Stock ______________________

Description of any reasons for lack of shared “voting power” or shared “investment power”: ______________________
2 Securities Owned Jointly by You. State below the number of shares of Common Stock that you owned directly but jointly with others as of the date hereof, even if the shares are held in the name of a bank, broker, nominee, depository or in “Street Name” for your account. If the answer is none, please so state. You are presumed to have shared “voting power” and shared “investment power” of all shares you own jointly. If for any reason you do not share with another person “voting power” or “investment power” of all shares you own jointly, please describe the reasons for your lack of shared powers.
Common Stock _________________________________

Identities of Joint Owners _________________________________

Description of any reasons for lack of shared “voting power” or shared “investment power”: ______________________
3 Other Shares over Which You Have or Share Voting Power and/or Investment Power.
(a)	State below the number of shares of Common Stock over which you indirectly (through any corporation or other entity) or through any contract, arrangement, understanding, relationship or otherwise, have sole or shared “voting power” or “investment power” or both as of the date hereof, even though the shares are not held for your direct benefit.

Common Stock _________________________________

(b)	For any shares reported pursuant to question 3(a) above, please indicate whether your “voting power” and/or “investment power” is sole or shared and provide all relevant details, such as (if applicable) with whom the power is shared, the nature of the relationship and any underlying voting trust agreement, investment arrangement or the like.

APPENDIX I
(c)	For any shares reported pursuant to question 3(a) above, please also set forth all other relevant information, such as a general indication of your capacity as fiduciary, if any, and/or the name and nature of any party in whose name(s) any shares are registered.
4 Disclaimer of Beneficial Ownership. The SEC’s definition of “beneficial ownership” for purposes of the Registration Statement includes any securities of the Company over which you have “voting power” or “investment power” as defined above. In certain circumstances, however, it may be possible to disclaim this type of beneficial ownership. As to any shares listed above, if you wish expressly to disclaim beneficial ownership for any purpose in the Registration Statement, please indicate below the shares with respect to which you wish to disclaim beneficial ownership and the basis for the disclaimer.
5 Securities Which You Have the Right to Acquire within 60 Days.
(a)	State below the number of shares of Common Stock as to which you have the right to acquire “voting power” and/or “investment power” within 60 days of the date hereof, including, but not limited to, any right to acquire shares (a) upon the exercise of any option, warrant or right; (b) upon the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. (Do not include shares listed in questions 1, 2 or 3 above.) Please also briefly describe the nature of your right to acquire.

Common Stock ____________________________________________

(b)	For any shares reported pursuant to question 5(a) above, please indicate whether your “voting power” and/or “investment power” will be sole or shared and provide all relevant details, such as (if applicable) with whom the power will be shared and the nature of the relationship that will give you such power.

(c)	As to any shares listed in question 5(a) above, if you wish expressly to disclaim beneficial ownership for any purpose in the Registration Statement, please indicate below the shares and circumstances.
6 Duplication of Ownership of Your Securities. Please state whether, to your knowledge, any of the Reporting Persons (as defined at the end of this Question 6) shares ownership of, or “voting power” or “investment power” over, any shares of Common Stock reported by you. Specifically identify any such securities, identify which of the Reporting Persons shares ownership, “voting power” or “investment power” and briefly describe the relationship by which the Reporting Person shares ownership, “voting power” or “investment power”. For purposes of this Question 6, “Reporting Persons” include the following persons:
Richard Craven
Brian Day
Digital Investors, LLC
Geoffrey Gerard
Albert B. Greco, Jr.

APPENDIX I
John C. Harris
Henry F. Harris, Sr.
Henry C.S. Mellon
John O’Donnell
Pequot Capital Management, Inc.
Charles Rey
Schottenfeld Qualified Associates, LP
Richard Schottenfeld
Robert Wolf
7 Securities Owned by Your Family and Certain Relatives. Please set forth below the number of shares of Common Stock registered in the name of, or otherwise owned by, your spouse, minor children or your spouse’s or your relatives who live in your home. Indicate separately the identity of the owner of all such shares. In the past, the SEC has taken the position that such shares will ordinarily be regarded as “beneficially owned” by you, although absent special or unusual circumstances you are not the “beneficial owner” of such shares under the SEC’s definition of “beneficial ownership” for purposes of the Registration Statement, since you do not have “voting power” or “investment power” (as defined above) over them. Unless special or unusual circumstances obtain, therefore, these shares will not be included in the holdings of securities of the Company shown for you in the Registration Statement. Depending on the number of such shares and certain other factors, however, it may be necessary to refer to such shares in a footnote in the Registration Statement for disclosure or clarification purposes. If such a reference is made, we will include an appropriate disclaimer of ownership.
Common Stock ____________________________________________
8 Certain Securities Held in Trust for Your Benefit. Please set forth below the number of shares of Common Stock (i) held in a trust in which you have the right to the income (in whole or in part) only and/or (ii) held in a trust in which you have a right to the principal (in whole or in part) on or after the date hereof. Indicate shares and factual circumstances. [As noted above, although absent special or unusual circumstances you are not the “beneficial owner” of such shares under the SEC’s definition of “beneficial ownership” for purposes of the Registration Statement, it may be necessary to refer to the shares held in trust in the Registration Statement for disclosure or clarification purposes. If such a reference is made, we will include an appropriate disclaimer of ownership.]
Common Stock ____________________________________________

APPENDIX I
Part III. Miscellaneous
1	Broker-Dealer Status.
(a)	Please mark the appropriate statement below (one of the two statements must be marked).

___I am a broker-dealer or an affiliate of a broker-dealer.

___I am neither a broker-dealer nor an affiliate of a broker-dealer.

(b)	If you indicated that you are a broker-dealer or an affiliate of a broker-dealer, Please mark the appropriate statement below (one of the two statements must be marked).

___I acquired the securities being registered on my behalf in the ordinary course of business

___I acquired the securities being registered on my behalf other than in the ordinary course of business

(c)	If you indicated that you are a broker-dealer or an affiliate of a broker-dealer, please mark the appropriate statement below (one of the two statements must be marked).

___At the time I acquired the securities being registered on my behalf, I had entered into an agreement, understanding or arrangement with another person, either directly or indirectly, to dispose of these securities

___At the time I acquired the securities being registered on my behalf, I had not entered into an agreement, understanding or arrangement with another person, either directly or indirectly, to dispose of these securities

(d)	If you indicated that you are a broker-dealer or an affiliate of a broker-dealer, please provide immediately below a summary of the relevant details relating to this status.
2	Open Short Positions.
(a)	Please mark the appropriate statement below (one of the two statements must be marked).

___I currently have an open short position in the Common Stock.

___I do not currently have an open short position in the Common Stock.

(b)	Please read the excerpt set forth below, which contains a telephone interpretation rendered by the staff of the SEC. After reading the excerpt, please acknowledge

APPENDIX I
that you have done so by marking the blank set forth immediately after the excerpt.

“An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.”

___I have read the excerpt set forth above.
3 Control Persons. A response to this question is required only of selling shareholders that are entities. If the selling shareholder completing this questionnaire is an entity, such selling shareholder should identify below the one or more individuals (i.e. natural persons) who exercise the voting and dispositive powers with respect to the shares of Common Stock being registered on behalf of such selling shareholder.
     This will confirm that the information given in answer to the items set forth above is true, correct and complete. If no information is furnished with respect to any questions, you are hereby authorized to assume that the answer is “Negative”, “No”, “None” or “Not Applicable”, as the case may be.

printed name of holder:

By:

Date:

Name:

Title:

APPENDIX II

Print or Type:

[Transfer Agent]

[Address]

Attention:

PURCHASER’S CERTIFICATE OF SUBSEQUENT SALE
     The undersigned, [individually/ as an officer of/ a person duly authorized by]
                                                                                                                                            hereby certifies
          [fill in exact name of individual or institution as listed on share certificate ]
that [he/she/said institution] is the Purchaser of the shares evidenced by the attached certificate,
and as such, sold such shares on                                          in accordance with the terms of the Purchase
[date]
Agreement and in accordance with Registration Statement number
[fill in the number of or otherwise identify the Registration Statement]
or otherwise in accordance with the Securities Act of 1933, as amended, and, in the case of a transfer pursuant to the Registration Statement, the requirement of delivering a current prospectus by the
Company has been complied with in connection with such sale.

Name of Purchaser
(Individual or Institution)

Name of Individual representing Purchaser
(if an Institution)

Title of Individual representing Purchaser
(if an Institution):

Signature by: Individual Purchaser or Individual representing Purchaser: